Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-89792), Registration Statement on Form S-4 (No. 333-107098) and Registration Statements on Form S-8 (Nos. 333-97211, 333-106794, 333-65494, 333-47904, 333-81625, 333-110432 and 333-110433) of Biogen Idec Inc. of our report dated March 29, 2005 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 31, 2005